EXHIBIT 99.1

PRESS RELEASE

INVESTOR CONTACT: MARCEL DE GROOT

(604) 689-7317

MARCEL@SEDUNDEWITT.COM

INTERNET OPERATIONS CEASE

As announced April 26, 2001, the Company has worked to maximize business efficiencies and eliminate as many operating expenses as was prudent to minimize costs and to provide more time to examine all options with respect to its streaming media business. In the end, however, the result of these efforts was insufficient as no party was prepared to provide capital for the Company's current business model and there were no signs of a turn-around in the streaming-media industry. Consequently, the Company has made the decision to cease operating its streaming media internet business.

"I am deeply saddened by this event and regret that we will not be able to continue our objective of providing the best streaming-media content to our users", out-going President Kirk Exner said. "Difficulties facing internet based businesses are widespread. With no reasonable options to maximize shareholder value within our current industry, we felt the best option was to shut down operations. I would like to thank all of our loyal employees, users and business partners for supporting our business".

NEW OFFICER AND DIRECTOR APPOINTED

Concurrent with the closing of our internet operations, the Company has named current Director David De Witt as President, and current Corporate Secretary, Marcel de Groot CA, as a Director. Kirk Exner has resigned from his positions of President, Chief Executive Officer and Director. The Board of Directors would like to thank Kirk Exner for his tenure with the Company and his efforts to develop the business. The Company will focus its efforts on evaluating new opportunities to enhance shareholder value.